Exhibit 8.2

LUSE GORMAN, PC

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

www.luselaw.com

April 22, 2026

Board of Directors

Adirondack Bancorp, Inc.

185 Genesee Street

Utica, New York 13501

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Adirondack Bancorp, Inc., a New York corporation (“Adirondack ”), in connection with the transactions described in the Agreement and Plan of Merger, dated as of February 25, 2026 (the “Merger Agreement”), by and among Arrow Financial Corporation, a New York corporation (“Arrow”), Arrow Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Arrow (“Merger Sub”), and Adirondack, pursuant to which Merger Sub will merge with and into Adirondack, with Adirondack remaining as the surviving corporation (the “Merger”), and as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended, Adirondack will merge with and into Arrow (the “Holdco Merger”, and together with the Merger, the “Mergers”), with Arrow remaining as the surviving corporation in the Holdco Merger. At your request, and in connection with the preparation and filing of the related Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), as initially filed by Arrow with the U.S. Securities and Exchange Commission on April 22, 2026 (the “Registration Statement”), we are providing this opinion.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement; and (iii) the Proxy Statement/Prospectus. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Mergers will be consummated in the manner described in Merger Agreement and the Registration Statement, and (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true and complete and will remain true and complete at all times up to and including the Effective Time (as defined in the Merger Agreement). We have also assumed that the parties have complied with, and will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.

We have participated in the preparation of the discussion set forth in the section of the Proxy Statement/Prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger.” Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, it is our opinion that such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

Adirondack Bancorp, Inc.

April 22, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC
Luse Gorman, PC